                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                ROSS STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

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April 24, 1998


Dear Stockholder:

Enclosed with this letter are the proxy materials for our upcoming Annual Meeting. Among the items on the Agenda are two proposals: (i) to approve an amendment to the 1992 Stock Option Plan to increase the share reserve by 2,300,000 shares; and (ii) to approve an amendment to the company's Certificate of Incorporation increasing the shares of common stock authorized for issuance from 100 million to 170 million. On behalf of the Compensation Committee of the Board of Directors, which unanimously recommends a "YES" vote for each of these proposals, I would like to take this opportunity to explain the Committee's compensation philosophy and how these proposed changes fit into our goal of increasing the value of the stockholders' investment.

COMPENSATION PHILOSOPHY

The cornerstone of our philosophy is the alignment of management's financial interests with those of the stockholders. A significant amount of total compensation for our executives is at risk in the form of equity-based grants, including stock options. We believe our compensation structure focuses management's attention on developing and implementing strategies that will positively affect the value of the stock over the long-term. Further, the Stock Option Plan is a broad-based program with grants primarily directed to those employees who can have a meaningful effect on the company's performance.

RECORD OPERATING RESULTS

Our record-breaking financial results in 1997 indicate that our compensation strategy is working. During the year, same store sales increased 10% on top of a 13% increase in 1996, and earnings per share rose 49% to $2.35 following an 82% increase during 1996. Driving these gains were unprecedented levels of operating profitability. Earnings before taxes and interest as a percent of sales almost doubled from 5.2% in 1995 to 9.8% in 1997.

1992 STOCK OPTION PLAN

We believe our ability to attract -- and more importantly retain -- what we consider to be the best talent available in the off-price industry is the number one reason for this outstanding performance. A key focus over the past few years has been the expansion and strengthening of the company's merchandising staff through the addition of talented merchants at every level -- management,
buyers and assistant buyers.   Since 1992, we have more than tripled the size of
our buying organization, and we plan further additions in this important area during 1998.

The company's 1992 Stock Option Plan remains an important component of our overall compensation program that enables Ross to attract, motivate and retain the top performers necessary to compete in today's competitive environment for
apparel retailers.   The proposal in the Proxy Statement requests stockholder
approval to increase the Stock Option Plan reserve by 2.3 million shares, or less than 5% of total common stock outstanding.

CERTIFICATE OF INCORPORATION AND COMMON STOCK AUTHORIZED FOR ISSUANCE

The company's Certificate of Incorporation in the state of Delaware currently
allows for the issuance of up to 100 million shares of common stock.   After
providing for shares already authorized for issuance under equity plans, including the proposed increase in the Stock Option Plan reserve, approximately 43.4 million shares remain available for future issuance.

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                                PRELIMINARY COPIES


The Board of Directors recommends an increase in the authorized shares of common stock from 100 million to 170 million. Such an increase ensures that an adequate number of shares would be available in the event that the Board of Directors determines that it is necessary or appropriate to permit future stock dividends or stock splits, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers, or for other corporate purposes. Although the company has no current plans for these actions, the availability of additional shares of common stock is important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis.

STOCK REPURCHASE PROGRAM

The company's stock repurchase programs work in tandem with our equity programs to enhance stockholder returns and to help minimize the dilutive potential of the company's stock plans. Buying back stock has helped Ross to recruit and retain the people responsible for our outstanding earnings per share growth in recent years without unduly diluting current stockholders' ownership.

In our most recent fiscal year, we repurchased a total of 3.0 million shares at an aggregate cost of $98 million, which contributed to a 1.4 million reduction in shares outstanding by the end of 1997. Subsequently, in January 1998, our Board of Directors authorized the repurchase of an additional $110 million of common stock. This dollar amount represents more than 5% of existing shares outstanding based on current stock prices. If completed as planned in fiscal 1998, in just one year this new repurchase program could more than offset the entire requested share increase in the Stock Option Plan.

The company's Board of Directors and management firmly believe that effective equity compensation programs have provided Ross with a key advantage in today's increasingly competitive environment for apparel retailers, and in particular, the off-price sector. Approval of these Proxy proposals is critical to enabling the company to continue to make progress in 1998 and beyond.

We appreciate your support on these initiatives. Should you have any questions concerning these proposals, please contact either John Call, Senior Vice President and Chief Financial Officer, or Katie Loughnot, Director of Investor Relations and Assistant Secretary, at 1-800-289-7677.

Respectfully,



George P. Orban
Chairman, Compensation Committee
Ross Stores, Inc. Board of Directors


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                                 ROSS STORES, INC.

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD MAY 28, 1998


To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the "company"), will be held on Thursday, May 28, 1998 at 11:00 a.m. PDT, at the company's corporate headquarters located at 8333 Central Avenue, Newark, California for the following purposes:

     1.   To elect three Class III directors for a three-year term.

     2. To approve the amendment to the 1992 Stock Option Plan to increase the share reserve by 2,300,000 shares.

     3. To approve an increase in the number of authorized shares of common stock to 170,000,000 shares.

     4. To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending January 30, 1999.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the principal office of the company located at 8333 Central Avenue, Newark, California.


If you plan to attend the Annual Meeting and will need special assistance, please contact Ms. Catherine C. Brady, Manager, Legal Affairs, Ross Stores, Inc., 8333 Central Avenue, Newark, CA 94560-3433 at least ten days before the meeting. Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.


By order of the Board of Directors,




John G. Call
Corporate Secretary


Dated:    April 24, 1998



     IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                             PRINTED ON RECYCLED PAPER


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                                PRELIMINARY COPIES



                                 TABLE OF CONTENTS

                                                                         PAGE

PROXY SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . . .     1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . .     2
INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS. . . . . . . .     4
COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS . . .     7
     Summary Compensation Table . . . . . . . . . . . . . . . . . . .     7
     Option Grants in Last Fiscal Year. . . . . . . . . . . . . . . .     9
     Aggregated Option Exercises and Year-End Value Table . . . . . .    11
     Compensation Committee Report. . . . . . . . . . . . . . . . . .    12
     Stockholder Return Performance Graph . . . . . . . . . . . . . .    15
     Compensation of Directors. . . . . . . . . . . . . . . . . . . .    16
     Compensation Committee Interlocks and Insider Participation. . . 17 Employment Contracts, Termination of Employment and
          Change-In-Control Arrangements. . . . . . . . . . . . . . .    17
     Certain Transactions . . . . . . . . . . . . . . . . . . . . . .    19
PROPOSAL 1 - ELECT CLASS III DIRECTORS. . . . . . . . . . . . . . . .    20
PROPOSAL 2 - APPROVE AMENDMENT TO INCREASE THE SHARE  . . . . . . . .    20
             RESERVE OF THE 1992 STOCK OPTION PLAN
PROPOSAL 3 - APPROVE AMENDMENT TO CERTIFICATE OF. . . . . . . . . . .    24
             INCORPORATION TO INCREASE THE NUMBER OF
             AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF
             INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS . . . . . . . .    26
PROXY SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . . .    27
TRANSACTION OF OTHER BUSINESS . . . . . . . . . . . . . . . . . . . .    27
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING. . . . .    27


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                                  PROXY STATEMENT

                          1998 ANNUAL STOCKHOLDERS MEETING


                                 ROSS STORES, INC.
                                8333 CENTRAL AVENUE
                              NEWARK, CALIFORNIA 94560
                                   (510) 505-4400



                                 PROXY SOLICITATION


     The accompanying Proxy is solicited by the management of Ross Stores, Inc., a Delaware corporation (the "company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 28, 1998, at 11:00 a.m. PDT, or any adjournment thereof, at which stockholders of record at the close of business on April 3, 1998, shall be entitled to vote. The meeting will be held at the company's corporate offices located at 8333 Central Avenue, Newark, California.

     The date of this Proxy Statement is April 24, 1998, the date on which this Proxy Statement and the accompanying Proxy was first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended January 31, 1998, including financial statements, is enclosed with this Proxy Statement.

     The purpose of this Proxy Statement is to provide the company's stockholders with certain information regarding the company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting of Stockholders. The stockholders will be asked to (i) elect three Class III directors to serve a three-year term; (ii) approve an increase in the share reserve of the company's 1992 Stock Option Plan by 2,300,000 shares; (iii) amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 170,000,000; and (iv) ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending January 30, 1999.

     The company had outstanding, on April 3, 1998, 47,950,192 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held by him or her. The company's Bylaws provide that a majority of all shares entitled to vote, whether present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten days prior to the Annual Meeting, the company's stockholder list is available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the company's principal place of business located at 8333 Central Avenue, Newark, California.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the meeting and voting in person.


                                       1
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            STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information as of April 3, 1998 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the company by (i) all persons who, to the knowledge of the company, were the beneficial owners of 5% or more of the outstanding shares of common stock of the company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the company as a group. Common stock is the only issued and outstanding equity security of the company.

          NAME OF BENEFICIAL OWNER AND                 AMOUNT AND NATURE OF           PERCENT OF COMMON
          THE DIRECTORS AND EXECUTIVE OFFICERS         BENEFICIAL OWNERSHIP  (1)      STOCK OUTSTANDING
          ------------------------------------         --------------------           -----------------
          FMR Corp.                                                5,262,900 (2)                 11.05%
          82 Devonshire Street
          Boston, MA  02109

          First Pacific Advisors                                   2,628,300 (2)                  5.50%
          11400 W. Olympic Blvd., Ste. 1200
          Los Angeles, CA  90064

          Michael Balmuth                                            307,238 (3)                      *

          Stuart G. Moldaw                                             2,000 (4)                      *

          Norman A. Ferber                                             2,000 (5)                      *

          George P. Orban                                            381,004 (6)                      *

          Philip Schlein                                               8,000 (7)                      *

          Donald H. Seiler                                           161,420 (8)                      *

          Donna L. Weaver                                             36,000 (9)                      *

          Melvin A. Wilmore                                          268,665 (10)                     *

          Barry S. Gluck                                             130,863 (11)                     *

          Irene A. Jamieson                                           93,529 (12)                     *

          Barbara Levy                                               111,487 (13)                     *

          All executive officers and directors as a                1,721,211 (14)                 3.55%
          group (15 persons, including the executive
          officers and directors named above)

_____

*Less than 1%


                                       2
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(1)  To the knowledge of the company, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Information is as of December 31, 1997, pursuant to the Schedule 13G filed with the Securities and Exchange Commission, a copy of which was sent to the company.

(3) Mr. Balmuth. Includes immediately exercisable options to purchase 101,665 shares of the company's common stock. Also includes 205,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(4) Mr. Moldaw. Includes options to purchase 2,000 shares of the company's common stock exercisable within 60 days of April 3, 1998.

(5) Mr. Ferber. Immediately exercisable options to purchase 2,000 shares of the company's common stock.

(6) Mr. Orban. Includes 333,204 shares held in the name of Orban Partners and 9,800 shares held indirectly by Mr. Orban for his minor children.
     Mr. Orban, a director of the company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 38,000 shares of the company's common stock exercisable within 60 days of April 3, 1998.

(7) Mr. Schlein. Includes options to purchase 8,000 shares of the company's common stock exercisable within 60 days of April 3, 1998.

(8) Mr. Seiler. Includes options to purchase 12,000 shares of the company's common stock exercisable within 60 days of April 3, 1998.

(9) Ms. Weaver. Includes options to purchase 30,000 shares of the company's common stock exercisable within 60 days of April 3, 1998.

(10) Mr. Wilmore. Includes immediately exercisable options to purchase 101,665 shares of the company's common stock. Also includes 167,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(11) Mr. Gluck. Includes immediately exercisable options to purchase 80,038 shares of the company's common stock. Also includes 50,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(12) Ms. Jamieson. Includes immediately exercisable options to purchase 39,999 shares of the company's common stock. Also includes 50,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(13) Ms. Levy. Includes immediately exercisable options to purchase 39,333 shares of the company's common stock. Also includes 70,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(14) Includes 575,423 shares subject to outstanding options held by directors and executive officers which were exercisable at April 3, 1998 or within 60 days thereof. Also includes 628,500 shares of the company's common stock granted to executive officers under the company's Restricted 1988 Stock Plan, all of which remain subject to vesting.


                                       3
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               INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

     The Certificate of Incorporation and the Bylaws of the company provide that the number of members of the Board of Directors of the company (the "Board") may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board of Directors presently consists of eight members with the Class II directors having one vacant seat which the Board intends to fill. The three Class III directors to be elected at the 1998 Annual Meeting are being elected to hold office until the 2001 Annual Meeting and until their successors shall have been elected and qualified. Proxies cannot be voted for more than three nominees.

     The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the company whose term of office as a director will continue after the Annual Meeting.

                                     PRINCIPAL POSITION                             DIRECTOR
                                   DURING LAST FIVE YEARS                      AGE   SINCE
                                   ----------------------                      ---   -----
NOMINEES FOR ELECTION AS CLASS III DIRECTORS FOR TERMS EXPIRING IN 2001
     Philip Schlein         Partner of U.S. Venture Partners since April        63   1987
                            1985. From January 1974 to January 1985,
                            Mr. Schlein was Chief Executive Officer of Macy's
                            California.  Director of ReSound Corp., Burnham
                            Pacific and Quick Response Services.

     Norman A. Ferber       Consultant to the company since September 1996.     49   1987
                            Chairman of the Board since March 1993; Chief
                            Executive Officer of the company from March 1993
                            through August 1996; President and Chief
                            Executive Officer from January 1988 to March
                            1993;  President and Chief Operating Officer from
                            February 1987 to January 1988.  Prior to February
                            1987, Mr. Ferber was Executive Vice President,
                            Merchandising, Marketing, and Distribution of the
                            company.

     Melvin A. Wilmore      President and Chief Operating Officer of the        52   1993
                            company since March 1993; from December 1991 to
                            March 1993, Executive Vice President and Chief
                            Operating Officer.  From October 1989 to December
                            1991, President and Chief Operating Officer of
                            Live Specialty Retail, a division of LIVE
                            Entertainment, Inc.  From March 1988 to June
                            1989, President and General Partner of Albert's
                            Hosiery and Bodywear.  Director of Egghead.com,
                            Inc.

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
                                     PRINCIPAL POSITION                             DIRECTOR
                                   DURING LAST FIVE YEARS                      AGE   SINCE
                                   ----------------------                      ---   -----
INCUMBENT CLASS I DIRECTORS WITH TERMS EXPIRING IN 1999
     Stuart G. Moldaw      Consultant to the company.  Chairman Emeritus of     71   1982
                           the company since March 1993.  From August 1982
                           until March 1993, Chairman of the Board and, from
                           February 1987 until January 1988, Chief Executive
                           Officer of the company.  Until February 1990,
                           general partner of U.S. Venture Partners. Chairman
                           of the Board of Gymboree Corporation.

     George P. Orban       Chairman of the Board and Chief Executive Officer    52   1982
                           of Egghead.com, Inc. since January 1997.  Managing
                           partner of Orban Partners, a private investment
                           company, since May 1984.

     Donald H. Seiler      Founder and senior partner of Seiler and Company,    69   1982
                           Certified Public Accountants.  Mr. Seiler is a
                           Certified Public Accountant.  Director of Mid-
                           Peninsula Bancorp and Greater Bay Bancorp.

INCUMBENT CLASS II DIRECTORS WITH TERMS EXPIRING IN 2000

     Donna L. Weaver       Chairman of Weaver, Field & London, Inc., an         54    1986
                           investor relations and corporate communications
                           firm.  Director of Crown Vantage, Inc. and Hancock
                           Fabrics, Inc.

     Michael Balmuth       Vice Chairman of the Board and Chief Executive       47    1996
                           Officer of the company since September 1996; from
                           July 1993 through August 1996, Executive Vice
                           President, Merchandising; and from November, 1989
                           through June, 1993, Senior Vice President
                           Merchandising.

     During fiscal 1997, the Board of Directors held seven meetings. No member of the Board of Directors attended fewer than 75% of the total number of Board meetings and each Committee member attended 100% of the applicable Committee meetings held during the year. The company has an Audit Committee, a Compensation Committee and a Nominating Committee.

     AUDIT COMMITTEE.  During fiscal 1997, Messrs. Seiler and Orban and
Ms. Weaver served as members of the Audit Committee, which held three meetings. Mr. Seiler is chairman of the Audit Committee. The functions of the Audit Committee include recommending the independent accountants to the Board of Directors; reviewing and approving the planned scope of the annual audit; proposed fee arrangements and the results of the annual audit; reviewing the activities of the internal auditors; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the independent accountants.

     COMPENSATION COMMITTEE. During fiscal 1997, Messrs. Orban and Schlein served as members of the Compensation Committee, which held one meeting in March. Mr. Orban is chairman of the Compensation Committee. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the company, including the Chief Executive Officer. The Committee evaluates the performance of the executive officers and makes recommendations concerning their cash and equity compensation levels. The Committee administers the company's (i) Incentive Compensation Plan and determines the performance


                                       5
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goals under that plan, and (ii) the 1992 Stock Option Plan.  Decisions by the
Compensation Committee relating to the compensation of the company's executive officers are reviewed and ratified by the full Board of Directors.

     NOMINATING COMMITTEE. During fiscal 1997, Messrs. Orban, Schlein and Seiler and Ms. Weaver served as members of the Nominating Committee. The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the company's Board of Directors. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the company in accordance with the Bylaws of the company. The last day for submissions for next year's meeting will be December 28, 1998. The Nominating Committee did not meet during fiscal 1997.

     Information concerning the executive officers of the company is set forth in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.


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                        COMPENSATION AND OTHER TRANSACTIONS
                            WITH OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the company to or on behalf of the company's Chief Executive Officer and each of the four other most highly compensated executive officers of the company for the 1997, 1996 and 1995 fiscal years.

                                                                                         LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION                        AWARDS
                                       -----------------------------------------------  ------------------------
                                                                                                      Securities
                                                                             Other      Restricted       Under-    All Other
                                                                             Annual       Stock          lying      Compen-
         Name and                                  Salary (1)  Bonus (2)  Compensation  Awards (3)      Options     sation (4)
         Principal Position            Year          ($)         ($)          ($)          ($)            (#)         ($)
         ---------------------------------------------------------------------------------------------------------------------
         MICHAEL BALMUTH               1997        $628,667    $632,000       $2,078   $2,070,000        50,000     $8,447
         Vice Chairman of the Board &  1996        $522,750    $584,000           $0     $542,500        50,000     $6,993
         Chief Executive Officer       1995        $427,333    $404,100       $7,980     $788,750        40,000     $7,033


         MELVIN A. WILMORE             1997        $623,833    $628,000       $3,970   $2,070,000        50,000     $4,925
         President &                   1996        $537,750    $564,000       $2,198     $434,000        50,000     $4,688
         Chief Operating Officer       1995        $477,333    $489,000       $1,773     $847,500        60,000     $4,625


         BARRY S. GLUCK                1997        $358,417    $318,400       $4,848     $517,500        16,000     $6,035
         Senior Vice President &       1996        $332,167    $268,400         $969     $488,250        24,000     $5,875
         General Merchandising         1995        $288,167    $191,400       $4,523      $70,500        20,000     $6,356
         Manager

         IRENE A. JAMIESON             1997        $355,750    $317,600       $2,513     $258,750        16,000     $4,913
         Senior Vice President &       1996        $309,500    $267,600       $2,397     $461,125        24,000     $4,650
         General Merchandising         1995        $250,000    $190,000       $2,655     $199,750        50,000     $4,533
         Manager

         BARBARA LEVY                  1997        $356,417    $316,800       $2,305     $258,750        16,000     $5,182
         Senior Vice President &       1996        $330,167    $266,800       $2,957     $447,563        24,000     $4,644
         General Merchandising         1995        $288,167    $191,400         $466     $146,875        40,000     $4,512
         Manager

(1) Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees' Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of

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     1986, as amended (the "401(k) Plan") and the Ross Stores, Inc. Non-
     Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), described in footnote 4 below.

(2) Includes all payments made to those executive officers listed in the above Table under the company's Incentive Compensation Plan as described in the Compensation Committee Report below. The following bonuses were paid outside of the Incentive Compensation Plan: (i) Mr. Balmuth: the amount paid in 1996 includes a discretionary bonus of $58,400 which reflects his change in position; (ii) Mr. Gluck: the amount paid in 1997 includes a discretionary bonus of $30,000; (iii) Ms. Jamieson: the amounts paid in 1995 and 1997 includes a discretionary bonus of $25,000 and $30,000, respectively; and (iv) Ms. Levy: the amount paid in 1997 includes a discretionary bonus of $30,000.

(3) Under the terms of his Restricted Stock Agreement, dated March 16, 1995, Mr. Balmuth was granted 30,000 shares of common stock that vest as follows:
     10,000 shares on March 16, 1997 and 20,000 shares on March 16, 1998. Under the terms of his Restricted Stock Agreement, dated July 28, 1995,
     Mr. Balmuth was granted 100,000 shares of common stock that vest as follows: 50,000 shares on February 1, 1996, 20,000 shares on February 1, 1997, and 30,000 shares on February 1, 1998. Under the terms of his Restricted Stock Award, dated March 19, 1996, Mr. Balmuth was granted 40,000 shares of common stock, that vest as follows: 20,000 shares each on March 19th of 1998 and 1999. Under the terms of his Restricted Stock Agreement, dated March 20, 1997, Mr. Balmuth was granted 80,000 shares that vest as follows: 50,000 shares on March 20, 1999 and 30,000 shares that vest on March 20, 2000. Under the terms of his Restricted Stock Agreement, dated March 16, 1995, Mr. Wilmore was granted 40,000 shares of common stock, that vest as follows: 20,000 shares each on March 16th of 1997 and 1998. Under the terms of his Restricted Stock Grant Agreement, dated July 28, 1995, Mr. Wilmore was granted 100,000 shares of common stock that vest as follows: 30,000 shares on February 1, 1996, 20,000 shares on February 1, 1997 and 50,000 shares on February 1, 1998. Under the terms of his Restricted Stock Agreement, dated March 20, 1997,
     Mr. Wilmore was granted 80,000 shares of common stock that vest as follows: 40,000 shares each on March 20th of 1999 and 2000. Under the terms of his Restricted Stock Agreement, dated March 16, 1995, Mr. Gluck was granted 12,000 shares of common stock that vested on March 16, 1997. Under the terms of his Restricted Stock Agreement, dated March 19, 1996, Mr. Gluck was granted 36,000 shares of common stock that vest as follows:
     18,000 shares each on March 19th of 1998 and 1999.   Under the terms of
     her Restricted Stock Agreement, dated March 16, 1995, Ms. Jamieson was granted 34,000 shares of common stock that vest as follows: 14,000 shares on March 16, 1997 and 20,000 shares on March 16, 1998. Under the terms of her Restricted Stock Agreement, dated March 19, 1996, Ms. Jamieson was granted 34,000 shares of common stock that vest as follows: 10,000 shares on March 19, 1998 and 24,000 shares on March 19, 1999. Under the terms of her Restricted Stock Agreement, dated March 16, 1995, Ms. Levy was granted 25,000 shares of common stock that vest as follows: 20,000 shares on March 16, 1997 and 5,000 shares on March 16, 1998. Under the terms of her Restricted Stock Agreement, dated March 19, 1996, Ms. Levy was granted 33,000 shares of common stock that vest as follows: 5,000 shares on March 19, 1998 and 28,000 shares on March 19, 1999. At January 31, 1998, unvested shares of restricted stock were held by: Mr. Balmuth, 250,000 shares with a market value of $8,125,000; Mr. Wilmore, 212,000 shares with a market value of $6,890,000; Mr. Gluck, 56,000 shares with a market value of $1,820,000; Ms. Jamieson, 64,000 shares with a market value of $2,080,000; and Ms. Levy, 68,000 shares with a market value of $2,210,000. Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

(4) The company's 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction of a minimum of 1% and a maximum of 15% of their base salary compensation. The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary -- up to 100%. For every dollar that an eligible employee contributes through payroll withholding either to the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, the company also contributes one dollar. The employer contribution to the 401(k) Plan vests after the employee's third year of employment. The employer contribution to the Deferred Compensation Plan vests immediately. The amounts listed for 1997, 1996 and 1995 for Messrs. Balmuth, Wilmore and Gluck and Ms. Levy and
     Ms. Jamieson consist of company contributions made for the account of executive officers under the company's 401(k) Plan and/or the Deferred Compensation Plan.



                                       8
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OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information with respect to the named executive officers concerning the grant of stock options under the company's 1992 Stock Option Plan during fiscal 1997 There are no provisions under the terms of this Plan for the granting of Stock Appreciation Rights (SARs).

                                                              Individual Grants
                                                ----------------------------------------------
                                                             % of Total
                                                Number of     Options                                  Potential Realizable
                                                Securities   Granted to  Exercise                    Value at Assumed Annual
                                                Underlying   Employees    or Base               Rates of Stock Price Appreciation
                                                 Options     in Fiscal    Price     Expiration         for Option Term (4)
        Name and                                 Granted       Year       ($/Sh)       Date     ----------------------------------
        Principal Position                         (1)           (2)        (1)         (3)        0%         5%          10%
        --------------------------------------------------------------------------------------------------------------------------
        MICHAEL BALMUTH                          50,000       4.91%     $25.8750     3/20/07     $0      $813,632       $2,061,904
        Vice Chairman of the Board & Chief
        Executive Officer

        MELVIN A. WILMORE                        50,000       4.91%     $25.8750     3/20/07     $0      $813,632       $2,061,904
        President &
        Chief Operating Officer

        BARRY S. GLUCK                           16,000       1.57%     $25.8750     3/20/07     $0      $260,362        $659,809
        Senior Vice President & General
        Merchandising Manager

        IRENE A. JAMIESON                        16,000       1.57%     $25.8750     3/20/07     $0      $260,362        $659,809
        Senior Vice President & General
        Merchandising Manager

        BARBARA LEVY                             16,000       1.57%     $25.8750     3/20/07     $0      $260,362        $659,809
        Senior Vice President & General
        Merchandising Manager
        --------------------------------------------------------------------------------------------------------------------------
        All Stockholders                          N/A          N/A         N/A         N/A       $0   $810,970,728  $2,055,170,997
        --------------------------------------------------------------------------------------------------------------------------

        Named executive officers' gain as a
        percent of all stockholders' gain         N/A          N/A         N/A         N/A       0%       0.30%           0.30%

                                       9
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(1)  All options listed in the above table were granted on March 20, 1997, with an exercise price equal to the fair market value of the company's common stock as determined by the closing price on the date of grant. The stock option grants made in fiscal 1997 to those executive officers listed above vest monthly in increments that increase annually over a three year period from the date of grant. The Board of Directors has the ability to change the terms of outstanding options. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements".

(2) A total of 1,018,650 shares were granted in the form of non-qualified stock options during fiscal 1997 to all participants in the 1992 Stock Option Plan. No incentive stock options were granted during 1997.

(3) All non-qualified stock option grants made under the 1992 Stock Option Plan are made for a term of ten years from the date of grant.

(4) The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the company's stock price. The company did not use an alternative formula for a grant date valuation, as the company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Appreciation in stockholder value is based on the same rates of appreciation as shown for those options granted to executive officers and assumes each outstanding share at April 4, 1997, the last trading day of the fiscal month in which the option grants in the above table were made, was valued at $26.00, the closing price of Ross Stores, Inc.'s common stock.

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AGGREGATED OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information with respect to the named executive officers concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of last fiscal year.


                                               Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                               ------------------------------------------------------------------------
                                                                                     Number of
                                                                                     Securities
                                                                                     Underlying
                                                                                     Unexercised    Value of Unexercised
                                                                                     Options at         In-the-Money
                                                                                   Fiscal Year-En        Options at
                                                                                       (#)            Fiscal Year-End
                                                 Number of                           Exercisable/            ($)
           Name and                           Shares Acquired                       Unexercisable       Exercisable/
           Principal Position                   on Exercise    Value Realized (1)        (2)          Unexercisable (3)
           -------------------------------------------------------------------------------------------------------------
           MICHAEL BALMUTH                        52,225          $1,033,040          74,861/0            $904,651/0
           Vice Chairman of the Board &
           Chief Executive Officer

           MELVIN A. WILMORE                      54,726          $1,165,402          75,834/0            $944,437/0
           President &
           Chief Operating Officer

           BARRY S. GLUCK                         35,000            $778,318          73,038/0          $1,509,004/0
           Senior Vice President & General
           Merchandising Manager

           IRENE A. JAMIESON                      58,862          $1,316,676          55,502/0          $1,014,238/0
           Senior Vice President & General
           Merchandising Manager

           BARBARA LEVY                           34,224            $807,936          32,668/0            $447,280/0
           Senior Vice President & General
           Merchandising Manager

(1) The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the fair market value of the shares on the date of exercise.

(2) All options granted under the terms of the company's 1992 Stock Option Plan are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions. Under the terms of the stock option agreements, the company has the right to repurchase all unvested shares at the optionee's exercise price upon termination of the optionee's employment with the company. A portion of the exercisable shares shown in the Table above are unvested and subject to the right of repurchase by the company if exercised before fully vested.

(3) The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable in-the-money shares by the difference between the closing price ($32.50) of Ross Stores, Inc.'s common stock on January 30, 1998 (the last trading date of the fiscal year), as reported on the NASDAQ National Market and the exercise price per share of the shares. A portion of the shares subject to these options are unvested and subject to repurchase provisions as described in footnote (2) above.

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                BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the company. The Committee considers the performance of the executive officers and makes recommendations concerning their compensation levels. All decisions by the Committee relating to the compensation of the company's executive officers are reviewed and approved by the full Board of Directors. The Board of Directors did not revise or make any modifications to the Committee's recommendations concerning executive officer compensation during the last fiscal year.

COMPENSATION PHILOSOPHY

     The company's compensation policies aim to align the financial interests of the company's management with those of its stockholders. The company's executive compensation philosophy also seeks to integrate executive pay with the long-term strategic objectives of the company, recognize individual initiative and achievements and assist the company in attracting, motivating and retaining a group of high-performing executives.

     Compensation for the company's executive officers, including those individuals named in the previous Tables, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan, stock options granted under the 1992 Stock Option Plan and other benefits typically offered to corporate executives. A majority of the total potential compensation for the company's executive officers is in the form of annual incentive bonuses and stock plan awards that may vary in value according to the company's achievement of its strategic objectives in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee. The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the company to attract, motivate and retain the executive talent necessary to successfully execute the company's strategies over the long term in a challenging environment for apparel retailers.


SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986

     It is the Committee's policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the company's overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the company's executive compensation structure in light of the current tax law. The Committee believes that compensation resulting from grants made under the 1992 Stock Option Plan will be fully deductible when an option is exercised. The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible. Grants under the company's 1988 Restricted Stock Plan do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under
Section 162(m) would weaken the company's efforts to recruit and retain key executives over the long term.

EXECUTIVE OFFICERS' 1997 COMPENSATION

     SALARY. Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his/her relative contribution in achieving the company's strategic goals. During 1997, the average merit increase in base salaries for all executive officers as a group was 6.7%.

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     ANNUAL INCENTIVE BONUS.  The company's Incentive Compensation Plan was adopted by the Board of Directors, effective May 1987, and is designed to allow management to share in the company's success based on the company's attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Committee determines the incentive awards payable at varying levels of pre-tax earnings achieved by the company. Such awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula. Potential awards range from 0% to 100% of executive officers' base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

     The Incentive Compensation Plan for 1997 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 35% to 65% of base salary. During fiscal 1997, the company exceeded its targeted pre-tax earnings goal. Total payments made under the Plan for fiscal 1997 to all executive officers as a group represented approximately 82% of their total salaries as a group. Actual awards over the last three fiscal years have ranged from 58% to 100% of the executive officers' base salaries.

     STOCK AWARD PROGRAMS. The company's stock award programs consist of the 1988 Restricted Stock Plan ( "Restricted Stock Plan" ) and the 1992 Stock Option Plan ( "Option Plan" ). A majority of the members of the Board are not employees of the company and are therefore not eligible to receive awards under either the Restricted Stock Plan or the Option Plan. The Restricted Stock Plan and the Option Plan were established with two important objectives: (i) to align the financial interests of the company's stockholders and the executive officers by providing incentives that focus management's attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

     The Committee makes recommendations to the Board of Directors concerning the granting of awards to executive officers from both the Restricted Stock Plan and the Option Plan. The levels of stock awards granted to executive officers under the Option Plan are based on the following factors: the executive officer's position, past and expected future contributions to the achievement of the company's strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the company against outside offers of employment to key individuals, as well as the factors listed for stock option awards. The officers must satisfy vesting requirements in order to retain the stock.

     All stock option awards are granted with an exercise price that is the fair market value of the company's common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the company's common stock appreciates over the value on the date of grant. All awards made in fiscal 1997 to executive officers under the Option Plan have a term of ten years and vest monthly in progressively increasing annual increments over a three year period. Unless otherwise specified in the stock option agreement, all options are immediately exercisable, subject to the company's right to repurchase unvested shares at the optionee's exercise price.

CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION

     A majority of the total potential compensation for Michael Balmuth, the company's Chief Executive Officer, is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the company's achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee, which are discussed below. Mr. Balmuth's 1997 incentive bonus and stock award compensation were earned under the same plans made available to all executive officers, as discussed above.

                                PRELIMINARY COPIES


     SALARY. Mr. Balmuth's base salary is established by the terms of his employment agreement entered into with the company on February 1, 1995, as amended, which extends through February 3, 2000, unless earlier extended, re-negotiated or terminated by the parties. It provided for an annual salary of not less than $575,000. Mr. Balmuth's 1997 annual base salary of $632,000 represented a 8.2% increase over his 1996 base salary. (See " Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for further discussion of Mr. Balmuth's employment agreement.)

     BONUS. The annual incentive bonus portion of Mr. Balmuth's compensation was based on the company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 1997, the company exceeded its targeted pre-tax earnings goal. Mr. Balmuth received a bonus of $632,000 for 1997, which equaled 100% of his salary at year-end.

     STOCK AWARDS. Mr. Balmuth received awards totaling 80,000 shares of restricted stock during 1997. During 1997, Mr. Balmuth received options under the Option Plan for 50,000 shares of common stock with an exercise price of $25.875, the closing price on the date of grant. The equity grants made to Mr. Balmuth were based primarily on the equity value deemed necessary, in the Committee's and Board of Directors' judgment, to ensure retention of Mr. Balmuth over the vesting period of these shares. Secondary considerations, all relatively equal in weight, in determining the size of his 1997 equity grants, were his past and expected future contributions to the achievement of the company's strategic objectives and his existing stock ownership position.

                   SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
                            COMPANY'S BOARD OF DIRECTORS

                    GEORGE P. ORBAN, CHAIRMAN AND PHILIP SCHLEIN

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                        STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder returns for the company's common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in Ross Stores common stock and the comparative indices was $100 on January 31, 1993 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the company's actual fiscal year end date for each period.
Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends. The Company began paying dividends during 1994. The graph is an historical representation of past performance only and is not necessarily indicative of future returns to stockholders.

                  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG ROSS STORES, INC., S&P 500 AND S&P RETAIL COMPOSITE INDEX

                                         1993           1994           1995           1996           1997           1998
ROSS STORES                               100             60             49             93            193            308
S&P 500                                   100            113            113            157            199            252
S&P RETAIL COMPOSITE                      100             96             89             96            115            170

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                             COMPENSATION OF DIRECTORS

     During the 1997 fiscal year, directors who were not employees of the company ("non-employee directors") received an annual retainer fee of $27,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board. For the 1998 fiscal year, non-employee directors will receive an annual retainer of $28,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each Board committee meeting. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. During the term of his consultant agreement, Mr. Ferber has waived his right to the outside director's fees. Travel expenses are reimbursed. (See " Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for the discussion of Mr. Ferber's agreement.)

     Non-employee directors are eligible to receive stock options automatically granted under the terms of the company's 1991 Outside Directors Stock Option Plan (the "Directors Plan"), which is a "formula plan". During the 1997 fiscal year, Messrs. Ferber, Moldaw, Orban, Schlein and Seiler and Ms. Weaver each were automatically granted an option to purchase 2,000 shares of common stock under the Directors Plan on March 18, 1997, with an exercise price of $26.625, which was the closing price of the company's common stock as reported on the NASDAQ National Market on such date. Mr. Ferber waived his right to receive the initial grant of 10,000 shares. However, Mr. Ferber remains eligible to receive the 2,000 shares granted annually under the Directors Plan

     STUART G. MOLDAW. In addition to compensation received as a Board member, Stuart G. Moldaw, Chairman Emeritus, receives administrative support and an annual fee of $80,000 for his services as consultant to the company. The company also pays the annual premiums of $128,560 on a split dollar life insurance policy, with a face value of $4 million. In the most recent fiscal year, $81,430 of the premium was reported as taxable compensation to Mr. Moldaw and approximately $47,130 of the premium was added to the amount refundable to the company upon death or cancellation of the policy. The company also pays the premiums of the executive medical insurance for Mr. Moldaw and his spouse. (See also "Certain Transactions.")

     NORMAN A. FERBER. In addition to compensation received as a Board member, the company and Norman A. Ferber, Chairman of the Board, entered into an employment agreement on June 1, 1995 which most recently was amended on November 20, 1997 (the "agreement"). The agreement extends through January 31, 1999 ("Consultancy Termination Date"). Upon notice from Mr. Ferber, at specified times, the Board will consider extending the agreement for successive one-year periods.

     Effective September 1, 1996, Mr. Ferber ceased to be Chief Executive Officer and an employee of the company and was retained as a consultant to the company. While he serves as a consultant to the company, Mr. Ferber shall be paid a consulting fee of $83,333.33 per month. At the time that Mr. Ferber became a consultant to the company, all of his unvested restricted stock and stock options became fully vested. If, as a result of Mr. Ferber's status as a consultant to the company, he is (i) subject to an increased tax liability or (ii) ineligible to participate in any of the company's employee benefit plans, then the consulting fees shall be increased so that his tax liability is the same as when he was an employee and to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him.

     Under the terms of the agreement, Mr. Ferber shall be paid a guaranteed bonus of $761,000 for fiscal 1997. Additionally, the company, or its successor, will continue Mr. Ferber's benefit program including insurance payments and health care coverage under the company's benefit plans at no cost to Mr. Ferber until his death or the date of his 65th birthday, whichever occurs first.

     In the event (i) Mr. Ferber's consultancy involuntarily terminates due to disability; (ii) the company terminates his consultancy without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Ferber would be entitled to continued payment of his then current consultant fee, including the annual bonus for fiscal 1997, through the Consultancy Termination Date or any extension

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thereof; all stock options held by Mr. Ferber would become fully vested.  In the event there is a change-in- control of the company, Mr. Ferber would be entitled to continued payment of his then-current fee, including any annual bonus, through the Consultancy Termination Date or any extension thereof and all stock options held by Mr. Ferber would become fully vested. In the event that Mr. Ferber provides consulting services in connection with a change-in-control, he shall receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation is after the expiration or termination of the agreement. Further, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Orban and Mr. Schlein served on the Compensation Committee of the Board of Directors for the past fiscal year. Mr. Orban is the Chairman of the Compensation Committee and in January 1997 became Chief Executive Officer of Egghead.com, Inc., in addition to being its Chairman of the Board. Melvin
A. Wilmore also serves on the Board of Directors of Egghead.com, Inc.

       EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                    ARRANGEMENTS

     MICHAEL BALMUTH. The company and Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, entered into an employment agreement as of February 1, 1995 which most recently was amended May 19, 1997, with a term that currently runs through February 3, 2000 ("Employment Agreement"). Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the Employment Agreement for successive two-year periods. The Employment Agreement provides that Mr. Balmuth will receive an annual salary of not less than $575,000. In the event (i) Mr. Balmuth's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the Employment Agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted stock shares which will be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

     In the event there is a change-in-control of the company, the term of the Employment Agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the Employment Agreement. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change-in-control ("Remaining Term"). Further, all restricted stock held by Mr. Balmuth would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

     MELVIN A. WILMORE. The company and Melvin A. Wilmore, President and Chief Operating Officer, entered into an employment agreement as of March 15, 1994 which most recently was amended May 19, 1997, with a term that currently runs through February 3, 2000 ("Employment Agreement"). Upon notice from Mr. Wilmore at specified times, the Board will consider extending the term of the Employment Agreement for successive two-year periods. The Employment Agreement provides that Mr. Wilmore will receive an annual salary of not less than $550,000. In the event (i) Mr. Wilmore's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Wilmore would be entitled to continued payment of his then current salary, including an annual bonus, through the

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remaining term of the Employment Agreement, and all stock options held by
Mr. Wilmore would become fully vested and he would be entitled to certain restricted stock shares which will be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

     In the event there is a change-in-control of the company, the term of the Employment Agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the Employment Agreement. Mr. Wilmore would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Wilmore would receive $1,500,000 per year payable with his salary for two years after the effective date of the change-in-control ("Remaining Term"). Further, all restricted stock held by Mr. Wilmore would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

     BARRY S. GLUCK, IRENE A. JAMIESON AND BARBARA LEVY. The company entered into employment agreements with its Senior Vice Presidents and General Merchandising Managers -- Barry S. Gluck, Irene A. Jamieson and Barbara Levy on March 1, 1996 and amended on September 1, 1996 and March 1, 1998. The terms are the same for each employment agreement, unless otherwise noted.
The term of each employment agreement extends through March 1, 2002. Upon notice from the officer, at specified times, the Board will consider extending the term of the agreement for successive three-year periods. The agreements with Mr. Gluck and Ms. Levy provide that each will receive an annual salary of not less than $330,000. The agreement with Ms. Jamieson provides that she will receive an annual salary of not less than $310,000.
In the event (i) the officer's employment involuntarily terminates due to disability; (ii) the company terminates his or her employment without cause and, in certain instances, for cause; or (iii) he or she resigns for good reason, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by the officer would become fully vested; and he or she would be entitled to certain restricted stock shares which are pro rata vested as of the date of his or her termination over the original vesting period beginning on the date of grant.

     In the event there is a change-in-control of the company, the term of the each officer's employment agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. The officer would be entitled to continued payment of his or her then current salary and annual bonus. In addition to these payments, the officer would receive $750,000 per year payable with his or her salary for two years after the effective date of the change-in-control ("Remaining Term"). Further, all restricted stock held by the officer would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he or she would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

     PARTICIPANTS IN THE 1988 RESTRICTED STOCK PLAN AND 1992 STOCK OPTION PLAN. Under the terms of the individual agreements for all the participants in the company's 1988 Restricted Stock Plan and 1992 Stock Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the company's Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement. In the event of certain merger or acquisition transactions which result in a change-in-control of the company, any unvested shares of restricted stock automatically become vested shares and the company's Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.

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                                CERTAIN TRANSACTIONS

     On February 5, 1993, the company made a relocation loan of $300,000 to Mr. Wilmore at an annual interest rate of 0%. The loan, which is secured by a deed of trust on his home, was originally due on February 5, 1996.
However, on January 25, 1996, the Board approved an extension of the loan for another three years with an annual interest rate of 5.5%. The amount of principal outstanding on March 31, 1998 was $300,000.

     The company leases one store in Roseville, California and, until June 18, 1997, one store in Dublin, California, from entities affiliated with Stuart G. Moldaw, a current director. The Roseville, California store is leased from a partnership in which trusts established by a former director of the company and Stuart G. Moldaw are partners. Donald H. Seiler, also a director, is a trustee of these trusts. In fiscal 1997, the company paid $262,500 in rent. Mr. Moldaw's and his trusts' interests in the partnership total 40.4%. The Dublin, California store was leased from a partnership in which Mr. Moldaw, trusts established by Mr. Moldaw and members of his family were limited partners until June 18, 1997. From February 2, 1997 to June 18, 1997, the company paid $73,071 in rent. Mr. Moldaw's and his family's interests in the partnership totaled 86.6%. The company believes that the general terms and conditions of the above leases, including the rental payments by the company, were made at prevailing market rates.

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                                     PROPOSAL 1

                             ELECT CLASS III DIRECTORS

     If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The plurality of the votes cast by the shares of common stock present or represented and voting at the Annual Meeting will determine the election of the directors. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

-----------------------------------------------------------------------------
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE THREE NOMINEES LISTED UNDER "INFORMATION REGARDING NOMINEES AND INCUMBENT
                                DIRECTORS."
-----------------------------------------------------------------------------


                                     PROPOSAL 2

                               1992 STOCK OPTION PLAN
                  APPROVE AMENDMENT TO INCREASE THE SHARE RESERVE

BACKGROUND

     The Board has adopted, subject to stockholders' approval, an amendment to the Option Plan which increases the number of shares which may be issued pursuant to the exercise of options granted or to be granted under the Option Plan by 2,300,000 shares of Common Stock (the "Amendment").

SUPPORTING ARGUMENTS FOR INCREASING THE SHARE RESERVE FOR THE STOCK OPTION PLAN

     The Board of Directors believes that the company's Stock Option Plan has played a key role in enabling the company to recruit, motivate and retain an effective group of senior and middle level management. The need to amend the Stock Option Plan has caused management and the Board of Directors to re-evaluate its long-term role in providing appropriate incentives to increase the value of the company for the benefit of its stockholders. From that review, it was determined that the Stock Option Plan continues to deliver substantial benefits to the company and its stockholders, as discussed below.

     The cornerstone of the company's compensation philosophy is the alignment of management's financial interests with those of the stockholders. A significant amount of total compensation for executives is at risk in the form of equity-based grants, including stock options, with the goal of focusing management's attention on developing and implementing strategies that will positively affect the value of the stock over the long term. Further, the Stock Option Plan is a broad-based program with grants primarily directed to those employees who can have a meaningful effect on the company's performance.

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     The company's record-breaking financial results in 1997 indicate that this compensation strategy is working. During the year, same store sales increased 10% on top of a 13% increase in 1996, and earnings per share rose 49% to $2.35 following an 82% increase during 1996. Driving these gains were unprecedented levels of operating profitability. Earnings before taxes and interest as a percent of sales almost doubled from 5.2% in 1995 to 9.8% in 1997.

     The Board of Directors and management strongly believe that the ability to attract -- and more importantly retain -- what the company considers to be the best talent available in the off-price industry is the number one reason for this outstanding performance. A key focus over the past few years has been the expansion and strengthening of the company's merchandising staff through the addition of talented merchants at every level -- management, buyers and assistant buyers. Since 1992, the company has more than tripled the size of its buying organization, and further additions in this important area are planned for 1998.

     The company's 1992 Stock Option Plan remains an important component of the company's overall compensation program that enables Ross to attract, motivate and retain the top performers necessary to compete in today's competitive environment for apparel retailers. This proposal requests stockholder approval to increase the Stock Option Plan reserve by 2.3 million shares, or less than 5% of total common stock outstanding.

     The Board of Directors and management are also sensitive to potential dilution from the company's equity plans. Over the past five years, the Board of Directors has authorized stock repurchase programs that work in tandem with the equity plans to enhance stockholder returns. Buying back stock has helped Ross to recruit and retain the people responsible for the company's outstanding financial performance in recent years without unduly diluting current stockholders' ownership.

     In the most recent fiscal year, the company repurchased a total of 3.0 million shares at an aggregate cost of $98 million, which contributed to a
1.4 million reduction in shares outstanding by the end of 1997.
Subsequently, in January 1998, the Board of Directors authorized the repurchase of an additional $110 million of common stock. This dollar amount represents more than 5% of existing shares outstanding based on current stock prices. If completed as planned in fiscal 1998, in just one year this new repurchase program could more than offset the entire requested share increase for the Stock Option Plan.

     The company's Board of Directors and management firmly believe that effective equity compensation programs have provided Ross with a key advantage in today's increasingly competitive environment for apparel retailers, and in particular, the off-price sector. Approval of these Proxy proposals is critical to enabling the company to continue to make progress in 1998 and beyond.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will have no effect on this proposal.

------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                 APPROVAL OF THE AMENDMENT TO THE OPTION PLAN
------------------------------------------------------------------------------

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SUMMARY OF THE OPTION PLAN

     The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, as amended. Copies of the Option Plan are available to any stockholder upon request to the Investor Relations Department, Ross Stores, Inc., 8333 Central Avenue, Newark, California 94560.

     The Option Plan is administered by the Board of Directors or a committee of members of the Board appointed by the Board. Options granted, which may either be nonqualified stock options or incentive stock options, provide a right to purchase shares of the company's Common Stock. All options must be granted, if at all, by March 16, 2002.

     Subject to approval by the stockholders, the Board has amended the plan to increase the aggregate number of shares issuable under the Option Plan by 2,300,000 shares, subject to adjustment for stock splits or other changes in the company's capital structure. As of April 3, 1998, 740,597 shares remain available for future stock option grants and 2,589,521 shares are outstanding and eligible for exercise. In addition, the Option Plan limits the number of shares for which options may be granted to any employee within any fiscal year to no more than 492,655 shares. The Option Plan provides that appropriate adjustments will be made to the share reserve, the limitation on the maximum size of option grants, and to outstanding options in the event of any stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the company. To the extent that any outstanding option expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the company, the shares for which the option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grants. As of April 3, 1998, ____ persons were eligible to participate in the Option Plan.

     All employees (including officers) of the company, persons who become employees within thirty (30) days of the date of the grant of an option, and consultants may, in the discretion of the Board, be granted options under the Option Plan. Non-employee members of the Board of Directors are ineligible to participate under the Option Plan. The Board presently has established a policy of granting options which are nonqualified stock options for purposes of federal tax law.

     Options granted under the Option Plan are evidenced by written agreements specifying the number of shares covered thereby and the option price, which shall not be less than the fair market value of the shares as of the date of the grant of the option. Generally, any stock options not exercised within ten years of the date of grant expire and the shares subject to the option become available for future grants. The Board has the authority to select the optionee, fix the number of shares to be covered by each option, determine the fair market value of the common stock, and determine the manner of vesting and exercisability of the option. Unless otherwise specified by the Board, all options are immediately exercisable, subject to the company's right to repurchase unvested shares at the optionee's original per share cost in the event that the optionee's employment with the company terminates. The Board typically grants options that provide for vesting in progressively increasing monthly increments over a three or four year period.

     Shares subject to an option granted under the Option Plan may be purchased for cash, by check or cash equivalent, by tender of certain shares of the company's Common Stock owned by the optionee having a fair market value not less than the option price, by minimum cash down payment and the optionee's promissory note for the balance (if permitted by the Board of Directors), by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these methods.

     During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by beneficiary designation, by will, or by the laws of descent and distribution or, if provided in the specific option agreement, by nonqualified option transfers based on certain court orders. Unless otherwise provided by the Board, in the event an optionee ceases to be an employee of the company for any reason, except death or disability, the optionee may exercise an option in order to purchase vested shares within three months after the date of termination of employment, but in any event no later than the date of expiration of the option. In the event of termination of employment due to death or disability, an optionee (or the optionee's legal representative) may exercise an option in

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order to purchase vested shares within twelve months after such date of termination of employment (to the extent exercisable on that date), but in any event no later than the date of expiration of the option.

     Generally, in the event of certain mergers or acquisitions of the voting stock or assets of the company constituting a change-in-control, the Board of Directors, in its sole discretion, will either provide that all shares acquired upon exercise of options will become fully vested shares or arrange for the acquiring corporation to assume all outstanding options. To the extent that options are neither exercised as of the date of the change-of-control nor assumed by the acquiring corporation, they will terminate.

     The Board may terminate or amend the Option Plan at any time, but, without the approval of the company's stockholders, the Board may not amend the Option Plan to increase the number of shares subject thereto or to change the class of persons eligible to receive option under the Option Plan.

  SUMMARY OF THE FEDERAL TAX CONSEQUENCES OF THE OPTION PLAN

     The following summary is a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan.

     NONQUALIFIED STOCK OPTIONS. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value of the stock on the Determination Date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Determination Date is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), in which case the Determination Date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act, unless the optionee makes a timely election to treat the exercise date as the Determination Date. Section 16(b) of the Exchange Act is applicable only to executive officers, directors and beneficial owners of more than 10% of the Common Stock of the company. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and fair market value on the Determination Date, will be taxed as a capital gain or loss. A capital gain or loss will be mid-term if the optionee has held the shares more than twelve (12) months from the Determination Date and less than eighteen (18) months and a day. A capital gain or loss will be long-term if the optionee has held the shares more than eighteen (18) months. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option, subject to the requirements of reasonableness, satisfaction of a withholding obligation and satisfaction of the limits in deductible compensation paid to certain executives imposed under Section 162(m) of the Code.

     SECTION 162(m) OF THE CODE. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain executives in a taxable year to the extent that compensation exceeds $1 million for certain executive officers. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Section 162(m) regulations, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per employee limitation is approved by the stockholders;
(iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of the grant. Compensation received from grants made under the Option Plan are treated as performance-based compensation and, therefore, are excluded for purposes of calculating the $1 million deduction limit.

     INCENTIVE STOCK OPTIONS. The company currently does not have any Incentive Stock Option grants outstanding nor does it have any plans to grant them.

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     The stock option grants to be made under the Option Plan for the remainder of fiscal 1998 and future years are not determinable now. The following table shows the grants made to the indicated executive officers and groups for fiscal 1998, as of April 3, 1998, under the Option Plan. The company anticipates that for fiscal 1998, these amounts will be approximately 87% of the options granted. Any grants made under the Option Plan during the remainder of the fiscal year will be to new hires or due to promotions. Non-employee directors are not eligible to participate in the company's Option Plan.

                                                                                       1992 STOCK OPTION PLAN
                                                                                       ----------------------
                               NAME AND POSITION                                DOLLAR VALUE(1)    NUMBER OF SHARES
     --------------------------------------------------------------------------------------------------------------

     MICHAEL BALMUTH                                                               $144,375              35,000
     Vice Chairman & Chief Executive Officer

     MELVIN A. WILMORE                                                             $144,375              35,000
     President & Chief Operating Officer

     BARRY S. GLUCK                                                                 $49,500              12,000
     Senior Vice President & General Merchandising Manager

     IRENE A. JAMIESON                                                              $49,500              12,000
     Senior Vice President & General Merchandising Manager

     BARBARA LEVY                                                                   $49,500              12,000
     Senior Vice President & General Merchandising Manager

     All Executive Officers as a group  (9 persons, including the above)           $581,625             141,000

     Non-Executive Officers as a group (32 persons)                                $641,850             155,600

     All employees as a group (excluding the company's officers)                 $1,511,379             366,395

     1 Based on the difference between the exercise price of the options ($42.00) and the fair market value of the company's common stock on April 3, 1998 ($46.125). All options are granted with an exercise price equal to the fair market value as determined by the closing price on the date of the grant.


                                   PROPOSAL 3

APPROVE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                         AUTHORIZED SHARES OF COMMON STOCK

BACKGROUND

     Under Delaware law, the company may only issue shares of Common Stock to the extent such shares have been authorized for issuance under the company's Certificate of Incorporation ("Certificate"). The Certificate currently authorizes the issuance by the company of up to 100,000,000 shares of Common Stock, $0.01 par value. However, as of April 3, 1998, 47,950,192 shares of the company's Common Stock were issued and outstanding and 6,331,653 unissued shares of Common Stock were reserved for issuance under the company's equity compensation plans, leaving 45,718,155 shares of Common Stock unissued and unreserved. If the company's stockholders approve Proposal 2, an increase in the maximum number of shares issuable under the company's Option Plan, only 43,418,155 shares of Common Stock will remain unissued and unreserved. In order to ensure sufficient shares of Common Stock will be available for issuance by the company, the Board of Directors on March 19, 1998 approved, subject to stockholder approval, amending the company's Certificate of Incorporation


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to increase the number of shares of such Common Stock authorized for issuance from 100,000,000 to 170,000,000.

PURPOSE AND EFFECT OF THE AMENDMENT

     The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determine that it is necessary or appropriate to permit future stock dividends or stock splits, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, provide equity incentives to employees and officers or other corporate purposes. The company declared and paid a two-for-one stock dividend in March 1997. The Board of Directors has no current intention to split the outstanding Common Stock by declaring a stock dividend, and the declaration and payment of such a stock dividend by the Board would be contingent upon several factors, including the market price of the company's stock, the company's expectations about future performance, and the company's beliefs about general stock market trends. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated issuance of Common Stock. The Board of Directors has no present agreement, arrangement or intention to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

     The Board of Directors is not currently aware of any attempt to take over or acquire the company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

     If the proposed amendment is approved by the stockholders, Article Fourth
(A) of the company's Certificate of Incorporation will be amended to read as follows:

          A. CAPITALIZATION. The total number of shares of all classes of stock which the Corporation will have authority to issue is One Hundred Seventy Four Million (174,000,000), consisting of

          1. Four Million (4,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

          2. One Hundred Seventy Million (170,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

                                PRELIMINARY COPIES


     The additional shares of Common Stock to be authorized pursuant to the proposed amendment will have a par value of $.01 per share and be of the same class of Common Stock as is currently authorized under the Certificate. The company does not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its capital stock except in connection with its existing stock option and purchase plans and as stock dividends to holders of outstanding stock.


     VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of outstanding Common Stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE
      NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 170,000,000 SHARES
-----------------------------------------------------------------------------


                                   PROPOSAL 4

       RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the company's Audit Committee, has appointed Deloitte & Touche LLP as the independent certified public accountants for the company for the fiscal year ending January 30, 1999. Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has acted in such capacity since 1982. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR
                          ENDING JANUARY 30, 1999.
------------------------------------------------------------------------------

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                                PRELIMINARY COPIES


                                PROXY SOLICITATION

     The cost of solicitation of proxies will be borne by the company. The company has retained Financial Relations Board to assist in soliciting proxies by mail, telephone and personal interview for a fee of approximately $10,000 plus expenses. Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                           TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

                       STOCKHOLDER PROPOSALS TO BE PRESENTED
                               AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the company (1) must be received by the company at its offices at 8333 Central Avenue, Newark, California 94560 no later than December 28, 1998 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the company's Proxy Statement for that meeting.

                                       By Order of the Board of Directors,



                                       John G. Call
                                       Corporate Secretary

Dated:  April 24, 1998

                                PRELIMINARY COPIES


                                 ROSS STORES, INC.

                            SECOND AMENDED AND RESTATED
                               1992 STOCK OPTION PLAN


       INTRODUCTION. On February 24, 1984, the Ross Stores, Inc. 1984 Stock Option Plan (the "Initial Plan") was adopted. The Initial Plan has been amended from time to time. On March 16, 1992, the Initial Plan was amended and restated in its entirety and renamed the Ross Stores, Inc. 1992 Stock Option Plan (the "1992 Plan"), and has been subsequently amended from time to time, once in the form of an amendment and restatement. The 1992 Plan is hereby amended and restated in its entirety (the "Plan"), effective as of the date of the 1998 Annual Meeting of the Stockholders of Ross Stores, Inc.

       1.     PURPOSE.

              (a) The purpose of the Plan is to provide a means by which selected employees and directors of and consultants to Ross Stores, Inc. (the "Company") and its Affiliates, may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of incentive stock options and nonqualified stock options.

              (b) The Company, by means of the Plan, seeks to retain the services of persons who are now employees or directors of or consultants to the Company or its Affiliates, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

       2.     ADMINISTRATION.

              (a) The Plan shall be administered by the Board of Directors (the "Board") unless and until the Board delegates administration to a Committee as provided in subparagraph 2(c).

              (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                     (i) To determine from time to time which of the persons eligible under the Plan shall be granted an option under the Plan (an "Option"); when and how each Option shall be granted; whether an Option will be an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or a nonqualified stock option; the provisions of each Option granted (which need not be identical), including the time or times such Option may be exercised in whole or in part; and the number of shares for which an Option shall be granted to each such person.

                     (ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any option agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                     (iii)  To amend the Plan as provided in paragraph 12.

                     (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

              (c) The Board may delegate administration of the Plan to a committee composed of two (2) or more members (the "Committee"), all of the members of which Committee may be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more directors (who may or may not be Outside Directors or Non-Employee Directors) any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this paragraph 2 to the contrary, the Board or the Committee may delegate to a committee of one (1) or more members of the Board the authority to grant Options to eligible persons who: (1) are not then subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with section 162(m) of the Code.

              (d) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

              (e) "COVERED EMPLOYEE" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

              (f) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current employee or officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, AND is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

              (g) "OUTSIDE DIRECTOR" means a director who either (i) is not a current employee of the Company or an "affiliated corporation" (as defined in the Treasury regulations promulgated under section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, AND is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a director, or (ii) is otherwise considered an "outside director" for purposes of section 162(m) of the Code.

              (h) "SECURITIES ACT" means the Securities Act of 1933, as amended.

       3.     ELIGIBILITY.

              (a) The Options may be granted only to employees (including officers and directors), persons who become employees within thirty (30) days of the date of grant of an Option and consultants of the Company. The Board shall, in the Board's sole discretion, determine which persons shall be granted Options (an "Optionee"). Incentive stock options may be granted only to employees. Nonqualified stock options may be granted only to employees, directors and consultants. A Non-Employee Director shall not be eligible to receive the grant of an Option, even if providing consulting services to the Company.

              (b) To the extent that the aggregate fair market value (determined at the time of grant) of stock with respect to which incentive stock options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonqualified stock options.

              (c) Subject to the provisions of paragraph 7 relating to adjustments upon changes in stock, no person shall be eligible to be granted Options covering more than that number of shares equal to two percent (2%) of the Company's outstanding common stock on April 10, 1995, the record date for the Company's 1995 Annual Meeting of Stockholders (or four hundred ninety-two thousand six hundred fifty-five (492,655)) shares of the Company's common stock during any calendar year.

       4. SHARES SUBJECT TO THE PLAN. The maximum number of shares which may be issued under the Plan shall be nine million nine hundred thousand (9,900,000) shares of the Company's authorized but unissued common stock or treasury stock, subject to the provisions of paragraph 7 relating to adjustments upon changes in stock. In the event that any outstanding Option for any reason expires or is terminated and/or shares subject to repurchase are repurchased by the Company, the shares of common stock allocable to the unexercised portion of such Option, or so repurchased, may again be subjected to an Option.

       5. TIME FOR GRANTING OPTIONS. All Options shall be granted, if at all, within ten (10) years from March 16, 1992.

       6. TERMS, CONDITIONS AND FORM OF OPTIONS. Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of shares for which the Option shall be granted, the option price of the Option, the exercisability of the Option, whether the Option is a nonqualified stock option or an incentive stock option, and all other terms and conditions of the Option not inconsistent with this paragraph 6. All Options shall be separately designated incentive stock options or nonqualified stock options at the time of grant, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares covered thereby, in such form as the Board shall from time to time establish, and shall comply with and be subject to the following terms and conditions:

              (a) The exercise price shall be not less than one hundred percent (100%) of the fair market value, as determined by the Board, of the stock of the Company subject to the Option on the date the Option is granted, except that the exercise price for an incentive stock option granted to any person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates (a "Ten Percent Owner Optionee") shall be not less than one hundred ten percent (110%) of the fair market value of the stock of the Company subject to the incentive stock on the date the incentive stock option is granted. Notwithstanding the foregoing, an Option (whether an incentive stock option or a nonqualified stock option) may be granted with an exercise price (other than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Section 424(a) of the Code.

              (b) EXERCISE PERIOD OF OPTIONS. The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided, however, that no incentive stock option shall be exercisable after the expiration of ten (10) years from the date such Option is granted, no nonqualified stock option shall be exercisable after the expiration of ten (10) years and one (1) month from the date such Option is granted, and provided further that no Option which is an incentive stock option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years from the date such Option is granted.

              (c) PAYMENT OF OPTION PRICE. Payment of the exercise price for the number of shares being purchased pursuant to any Option shall be made to the extent permitted by applicable statutes and regulations, either (i) in cash or by check or (ii) at the discretion of the Board, at the time of the grant of the Option, under one of the following alternatives:

                     (i) Provided that at the time of exercise the common stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of common stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

                     (ii) Provided that at the time of exercise the common stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, by delivery of already-owned shares of common stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which common stock shall be valued at its fair market value on the date of exercise;

                     (iii) Pursuant to a deferred payment alternative, PROVIDED THAT, at any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value" (as defined in the Delaware General Corporation Law) shall not be made by deferred payment, the principal shall be due and payable not more than four (4) years after the Option is granted, interest shall be payable at least annually and be at least equal to the minimum interest rate to avoid imputed interest pursuant to all applicable sections of the Code, and the Board shall have the authority from time to time to permit the Optionee to secure any promissory note used to exercise an Option with collateral other than the Company's common stock.

                     (iv) In any other form of legal consideration that may be acceptable to the Board; or

                     (v)    By any combination of the above methods.

       Notwithstanding the foregoing, in the event the Company at any time becomes subject to the regulations promulgated by the Board of Governors of the Federal Reserve System affecting the extension of credit in connection with the Company's securities, any promissory note shall not initially exceed the maximum loan value of the collateral as defined by applicable regulations and the Optionee shall prepay, at the request of the Company, any promissory note to the extent necessary to permit the Company to comply with applicable regulations. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve and/or terminate any program and/or procedures for the exercise of Options by means of an assignment of the proceeds of a sale of some or all of the shares of stock to be acquired upon such exercise.

              (d) OPTION TRANSFERABILITY. An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonqualified stock option may be transferable to the extent expressly provided in the option agreement PROVIDED, HOWEVER, that if the Option agreement does not specifically provide for transferability, then such nonqualified stock option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order, and shall be exercisable during the lifetime of the person to whom the nonqualified stock option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the person to whom such Option was granted, shall thereafter be entitled to exercise the Option, or as the Board or Committee shall determine in its discretion.

              (e) EARLY EXERCISE. The Option may, but need not, include a provision whereby the Optionee may elect at any time before such Optionee terminates service with the Company to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option.
Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company or any other restriction the Board determines appropriate.

              (f)    STANDARD OPTION TERMS.

                     (i) INCENTIVE STOCK OPTIONS. Unless otherwise provided for by the Board at the time an Option is granted, an Option designated by the Board as an "Incentive Stock Option" shall comply with and be subject to the terms and conditions set forth in the form of Incentive Stock Option
Agreement.

                     (ii) NONQUALIFIED STOCK OPTIONS. Unless otherwise provided for by the Board at the time an Option is granted, an Option designated by the Board as a "Nonqualified Stock Option" shall comply with and be subject to the terms and conditions set forth in the form of Nonqualified Stock Option Agreement.

                     (iii) AUTHORITY TO VARY TERMS. The Board shall have the authority from time to time to vary the terms of the option agreements either in connection with the grant of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such option agreements shall be in accordance with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are not immediately exercisable; provided, however, that in the event of (1) a merger in which the Company is not the surviving corporation, (2) the sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company, or (3) the sale or exchange of all or substantially all of the Company's assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the
Code), any outstanding Options which are not immediately exercisable under their terms, shall become fully exercisable prior to consummation of such merger or sale of assets at such time as the Board shall determine; or the surviving or acquiring corporation, as a condition precedent to consummation of such merger or sale of assets shall assume the outstanding Options or issue substitute Options.

       7. EFFECT OF CHANGE IN STOCK SUBJECT TO PLAN. Appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the maximum number of shares subject to award to any person during any calendar year pursuant to subparagraph 3(c), and to any outstanding Options and in the exercise price of any outstanding Options in the event any change is made in the stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

       8.     COVENANTS OF THE COMPANY.

              (a) During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

              (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of common stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Options or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

       9.     USE OF PROCEEDS FROM STOCK.

       Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

       10.    MISCELLANEOUS.

              (a) The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

              (b) No Optionee shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

              (c) Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ of the Company or any Affiliate (or to continue acting as a director or consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any employee with or without cause, the right of the Board and/or the Company's stockholders to remove any director pursuant to the terms of the Company's Bylaws and the provisions of applicable laws, or the right to terminate the relationship of any consultant pursuant to the terms of such consultant's agreement with the Company or Affiliate to which such consultant is providing services.

              (d) The Company may require any Optionee, or any person to whom an Option is transferred pursuant to subsection 6(d), as a condition of exercising or acquiring stock under any Option, (1) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person's own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require the holder of the Option to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting an Option to such person or permitting the holder of the Option to exercise such Option. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

              (e) To the extent provided by the terms of an Option agreement, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means or by a combination of such means (in addition to the Company's right to withhold from any compensation paid to the Optionee by the Company): (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the Optionee as a result of the exercise or acquisition of stock under the Option; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

       11. PROVISION OF INFORMATION. Each Optionee shall be given information concerning the Company equivalent to that information generally made available to the Company's common stockholders.

       12.  AMENDMENT OF THE PLAN.

              (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 7 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

              (b) The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

              (c) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to incentive stock options and/or to bring the Plan and/or incentive stock options granted under it into compliance therewith.

              (d) Rights and obligations under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionee and (ii) such person consents in writing.

              (e) The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights and obligations under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionee and (ii) such person consents in writing.

     13.  TERMINATION OR SUSPENSION OF THE PLAN.

              (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on March 15, 2002, which shall be within ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

              (b) Rights and obligations under any Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the Optionee.

     14. CONTINUATION OF INITIAL PLAN AND 1992 PLAN AS TO OUTSTANDING OPTIONS. Notwithstanding any other provision of the Plan to the contrary, the terms of the Initial Plan and the 1992 Plan shall remain in effect and apply to Options granted pursuant to such version of stock option plan.

      15. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Plan, shall be governed by the law of the State of Delaware, without regard to such state's conflict of laws rules.

Front:


PROXY
ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Michael Balmuth and Melvin A. Wilmore, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on May 28, 1998 at 11:00 a.m. PDT, at the company's corporate offices, 8333 Central Avenue, Newark, California, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)


YOUR VOTE IS IMPORTANT TO THE COMPANY

Back:

Common              X  Please mark your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

PROPOSAL 1.    To elect for a three-year term three Class III Directors proposed in the accompanying Proxy Statement.

                    Philip Schlein     Norman A. Ferber     Melvin A. Wilmore

                    FOR all nominees listed (except as marked to the contrary)

                    WITHHOLD AUTHORITY to vote for all nominees listed.

INSTRUCTION:   To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.

PROPOSAL 2.    To approve the amendment to the 1992 Stock Option Plan to
               increase the share reserve by 2,300,000 shares.

                    FOR       AGAINST        ABSTAIN


PROPOSAL 3.    To approve the amendment to the company's Certificate of
               Incorporation to increase the number of shares of Common Stock authorized thereunder by 70,000,000 shares from 100,000,000 to 170,000,000.

                    FOR       AGAINST        ABSTAIN


PROPOSAL 4.    To ratify the appointment of Deloitte & Touche LLP as the
               company's independent certified public accountants for the fiscal year ending January 30, 1999.

                    FOR       AGAINST        ABSTAIN

PROPOSAL 5.    To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated April 24, 1998; (b) the accompanying Proxy Statement; and
(c) the Annual Report to Stockholders for the fiscal year ended January 31, 1998 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Assistant Secretary of the Corporation, gives notice of such revocation.

Signature
Dated                              , 1998

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.